Exhibit 10.9

DATED 14 FEBRUARY 2013

(1) AQUABOUNTY TECHNOLOGIES, INC.

(2) THE INVESTORS LISTED ON EXHIBIT A HERETO

SUBSCRIPTION AGREEMENT

Exhibit A

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made on 14 February 2013

BETWEEN:

(1)	AQUABOUNTY TECHNOLOGIES, INC., incorporated and registered in the state of Delaware, USA with registered number 2282110 and whose principal place of business is at Two Clock Tower Place, Suite 395, Maynard, MA 01754 USA (the “Company”); and

(2)	Each of the investors listed on Exhibit A hereto (each an “Investor” and, collectively, the “Investors”).

WHEREAS:

The Investors have agreed to subscribe for the New Shares (as defined below) in the capital of the Company and the parties have agreed to regulate the terms of the Subscription (as defined below) on the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions where used in this Agreement have the meanings given to them below:

Admission shall have the meaning given to it in clause 2.1.3 of this Agreement.

Admission Condition shall have the meaning given to it in clause 2.2 of this Agreement.

Aggregate Subscription Amount means the sum of $6,000,000, being the aggregate subscription price payable by the Investors for the New Shares.

Agreement shall have the meaning given to it in the preamble of this Agreement.

AIM means AIM, a market operated by the London Stock Exchange.

AIM Rules means the AIM Rules for Companies published by the London Stock Exchange.

Authorities shall have the meaning given to it in clause 5.1 of Schedule 1 of this Agreement.

Board means the board of directors of the Company from time to time.

Business Day means any day other than a Saturday, Sunday or English bank or public holiday.

Bylaws means the corporate bylaws of the Company in effect as at the date of this Agreement.

Certificate of Incorporation means the amended and restated certificate of incorporation of the Company, as amended.

Circular shall have the meaning given to it in clause 2.5 of this Agreement.

Common Shares means the shares of common stock, par value one tenth of one cent ($0.001) per share of the Company.

Companies Act means the Companies Act 2006.

Company shall have the meaning given to it in the preamble of this Agreement.

Completion means completion of the Subscription, (subject to the full satisfaction of the Conditions) in accordance with clause 2.12.

Completion Date means the date on which Completion occurs.

Conditions means the conditions to Completion set out in clause 2.1.

Copyright means copyright, which includes all rights in computer software and in databases and all rights or forms of protection which have equivalent or similar effect to the foregoing and which subsist anywhere in the world.

Directors means the directors of the Company from time to time.

FSA means the Financial Services Authority.

FSMA means the Financial Services and Markets Act 2000.

Group means the Company and any company which is a subsidiary undertaking of the Company from time to time and references to “Group Company” and “member of the Group” shall be construed accordingly.

Intellectual Property Rights includes patents, inventions, Know-How, trade secrets and other confidential information, registered designs, Copyright, database rights, design rights, rights affording equivalent protection to copyright, database rights and design rights, topography rights, trade marks, service marks, business names, trade names, domain names, registration of an application to register any of the aforesaid items, rights to sue for passing-off and rights in the nature of any of the aforesaid items in any country.

International Jurisdiction means a country other than the United States.

International Securities Laws means, in respect of each and every offer or sale of New Shares, any securities laws having application to an Investor and the Subscription other than the laws of the USA and all regulatory notices, orders, rules, regulations, policies and other instruments incident thereto.

Intrexon means Intrexon Corporation, a Virginia corporation.

Investor shall have the meaning given to it in the preamble of this Agreement.

Investor Representatives shall have the meaning given to it in clause 5.1.1 of this Agreement.

Investor Warranties means the warranties set out in clause 5.

Know-How means inventions, discoveries, improvement, processes, formulae, techniques, specifications, technical information, methods, tests, reports, component lists, manuals, instructions, drawings and information relating to customers and suppliers (whether written, unwritten or in any other form and whether confidential or not).

London Stock Exchange means London Stock Exchange plc.

Mandatory Offer Waiver means a waiver of the requirement under paragraph 7(b) of the Certificate of Incorporation that a person who is an Offeror makes an Offer as a consequence of (i) the Subscription or (ii) a related transaction prior to the Subscription, made pursuant to paragraph 7(n) of the Certificate of Incorporation by way of independent vote or consent of a majority of all Shareholders with voting rights other than those Shareholders who would be an Offeror under paragraph 7(b) of the Certificate of Incorporation had the requirement to make an Offer thereunder not been waived.

New Shares means the 22,883,295 Common Shares in the capital of the Company to be subscribed by the Investors under the terms of this Agreement.

Notice has the meaning set forth in clause 9.1.

Offer shall be as defined in the Certificate of Incorporation.

Offeror shall be as defined in the Certificate of Incorporation.

Participating Shareholder has the meaning set forth in clause 6.

Pre-Completion means the satisfaction of the conditions and obligations set forth in clauses 2.7 to 2.10 (inclusive).

Prospectus Rules means the Prospectus Rules made by the Financial Services Authority under Part VI of the FSMA.

Publicly Announced means the making by the Company of an announcement on a Regulatory Information Service provided by the London Stock Exchange, within the 6 month period immediately preceding the date of this Agreement.

Purchased Shares means, with respect to each Investor, the number of New Shares for which such Investor is subscribing pursuant to this Agreement, as set forth opposite such Investor’s name on Exhibit A.

Resolutions means the resolutions of the Shareholders of the Company in the approved terms, inter alia, waiving the application of the pre-emption rights contained in Section 4(c) of the Certificate of Incorporation, approving the Mandatory Offer Waiver and waiving the application of Section 4(d) of the Certificate of Incorporation.

Securities Act means the U.S. Securities Act of 1933, as amended.

Share means any share in or of capital stock issued by the Company from time to time.

Share Price means $0.2622 per share.

Shareholder means any holder of any Share from time to time.

Subscription means the subscription by the Investors for the New Shares in accordance with the terms of this Agreement.

Subscription Amount means, with respect to each Investor, the amount listed on Exhibit A, which is a product of such Investor’s Purchased Shares, multiplied by the Share Price.

Terminating Investor shall have the meaning given to it in clause 3.3 of this Agreement.

Terminating Investor Shares shall have the meaning given to it in clause 3.4 of this Agreement.

US Laws shall have the meaning given to it in clause 3.1 of Schedule 1 of this Agreement.

USA or U.S. means the United States of America.

Warranties means the warranties and representations set out in Schedule 1 of this Agreement.

1.2	Unless the context otherwise requires, words and expressions defined in or having a meaning provided by the Companies Act shall have the same meaning in this Agreement.

1.3	Unless the context otherwise requires, references in this Agreement to:

1.3.1	any of the masculine, feminine and neuter genders shall include other genders;

1.3.2	the singular shall include the plural and vice versa;

1.3.3	a person shall include a reference to any natural person, body corporate, unincorporated association, partnership, firm and trust;

1.3.4	any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation under this Agreement;

1.3.5	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

1.3.6	any time or date shall be construed as a reference to the time or date prevailing in England.

1.4	The headings in this Agreement are for convenience only and shall not affect its meaning. References to a clause, Schedule, Exhibit or paragraph are (unless otherwise stated) to a clause or paragraph of, or Schedule or Exhibit to, this Agreement. The Schedules and Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.5	A document expressed to be “in the approved terms” means a document, the terms of which have been approved by the parties to the Agreement and a copy of which has been identified as such and initialled by or on behalf of each such party.

1.6	In construing this Agreement, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.	SUBSCRIPTION

Conditions

2.1	Subject to clause 3, Completion shall be conditional in all respects on:

2.1.1	the passing of the Resolutions;

2.1.2	the obtaining by the Company of the Mandatory Offer Waiver; and

2.1.3	the admission of the New Shares to trading on AIM becoming effective in accordance with the latest edition of the AIM Rules (“Admission”).

2.2	The Company agrees to notify the Investors in writing within one Business Day of the last of the Conditions in clauses 2.1.1 and 2.1.2 (but not clause 2.1.3 (the “Admission Condition”)) being satisfied and the Company shall provide such evidence as the Investors may reasonably request as to the satisfaction of these Conditions.

2.3	From the date of this Agreement until Completion (or termination of this Agreement), the Company undertakes to the Investors that it shall take no action that is inconsistent with the provisions of this Agreement or the consummation of the Subscription as contemplated by this Agreement.

2.4	If the Conditions have not been satisfied in full on or before April 1, 2013, this Agreement (other than this clause 2.4 and clauses 4, 7, 8, 9 and 10) shall have no further effect and in such event no party to this Agreement shall have any claim against the other parties to this Agreement for costs, damages, compensation or otherwise, provided that such termination shall be without prejudice to any accrued rights or obligations of any party under this Agreement or the ability of the Investors to bring a claim against the Company for a breach of the Warranties.

Signing of this Agreement

2.5	The Company agrees that, promptly (but in no event more than five days) following the date of this Agreement, it will send to each Shareholder entitled thereto a circular incorporating a notice convening a special meeting of the Shareholders of the Company (the “Circular”) containing the Resolutions, including the request for the Mandatory Offer Waiver, in accordance with the requirements of the Bylaws and the Certificate of Incorporation.

2.6	Upon signing of this Agreement, the Company shall deliver to each of the Investors duly passed resolutions of the Board in terms reasonably satisfactory to the Investors approving the entry into this Agreement and granting all necessary authorities to implement its terms including, subject to the satisfaction of the Conditions and receipt of the subscription monies from the Investors, the issue of the New Shares to the Investors in accordance with the terms of this Agreement.

Pre-Completion

2.7	Pre-Completion shall take place remotely via the exchange of documents and signatures on the Business Day immediately following notification by the Company to the Investors, under clause 2.2, of all of the Conditions (other than the Admission Condition) being satisfied.

2.8	At Pre-Completion, the Company shall deliver to each of the Investors certified copies of the Resolutions and the Mandatory Offer Waiver.

2.9	Subject to clause 2.11, at Pre-Completion each Investor shall subscribe in cash (conditional upon Admission) for its Purchased Shares, at a price per share equal to the Share Price, and each Investor shall pay its Subscription Amount into the following bank account of the Company and such payment shall constitute a full and proper discharge by each Investor of its obligations under this clause 2.9:

Bank:	Citizens Bank
Bank Address:	28 State Street, Boston, MA 02109
Account number:	XXXXXXXXX
Routing number:	XXXXXXXXX
ABA:	XXXXXXXXX

2.10	Subject to clause 2.11, at Pre-Completion, upon receipt by the Company of each Investor’s Subscription Amount pursuant to clause 2.9, the Company shall allot (conditional upon Admission) each Investor its Purchased Shares, shall deliver to each Investor a share certificate in respect of its Purchased Shares and enter the name of such Investor in the Company’s stock register as the holder of such Purchased Shares.

2.11	Clauses 2.7 to 2.10 (inclusive) shall not apply to any Investor whose obligations under this Agreement have been terminated pursuant to clause 3.

Completion

2.12	Completion shall take place automatically upon Admission. Promptly following Completion, the Company shall deliver to each Investor a share certificate in respect of its Purchased Shares and enter the name of such Investor in the Company’s stock register as the holder of such Purchased Shares.

3.	TERMINATION

3.1	If at any time prior to Completion:

3.1.1	it comes to the knowledge of any of the Investors (whether by way of receipt of a notification pursuant to clause 4.4 or otherwise) that any of the Warranties was materially untrue, inaccurate or misleading when made and/or that any of the Warranties has ceased to be materially true or accurate or has become materially misleading by reference to the facts and circumstances then subsisting, provided, that for purposes of this clause 3.1.1 any materiality qualifier in a Warranty shall be read without such qualifier; or

3.1.2	the Company shall fail, in a material way, to comply with any of its obligations under this Agreement,

then each Investor shall be entitled to terminate its obligations under this Agreement by giving notice to the Company at any time prior to Completion.

3.2	If at any time prior to Completion it comes to the knowledge of the Company that any of the Investor Warranties was, in relation to any particular Investor, materially untrue, inaccurate or misleading when made and/or that any of the Investor Warranties has, in relation to any particular Investor, ceased to be materially true or accurate or has become materially misleading, the Company shall be entitled to terminate its obligations under this Agreement in relation to that particular Investor only, by giving notice to such Investor at any time prior to Completion.

3.3	If this Agreement is terminated under clause 3.1 or 3.2 in relation to any particular Investor (the “Terminating Investor”), this Agreement (other than this clause 3.3 and clauses 4, 7 and 8) shall have no further effect in respect of the Terminating Investor.

3.4

In the event that the obligations of any one or more Investors, other than Intrexon, are terminated pursuant to clauses 3.1 or 3.2, Intrexon shall subscribe for the Purchased Shares of each Terminating Investor (the “Terminating Investor Shares”) (in addition to Intrexon’s

Purchased Shares) at the Share Price and otherwise in accordance with the terms of this Agreement; provided, however, if Intrexon is terminated pursuant to clauses 3.1 or 3.2, it shall not be obligated to subscribe for or purchase any Terminating Investor Shares.

4.	COMPANY WARRANTIES

4.1	The Company, upon the execution of this Agreement, warrants and represents to the Investors in the terms of the Warranties. The Company acknowledges that the Investors have relied on the Warranties in entering into this Agreement.

4.2	No fact, matter, event or circumstance of which the Investors have or may be deemed to have knowledge (actual, constructive or imputed) shall prejudice any claim made by the Investors under the Warranties or operate to reduce any amount recoverable.

4.3	The Warranties are given at the date of this Agreement. The Warranties shall continue in full force and effect until Completion.

4.4	The Company undertakes to the Investors that it will immediately notify the Investors upon its becoming aware at any time up to Completion:

4.4.1	that any of the Warranties was materially untrue, inaccurate or misleading at the date of this Agreement; or

4.4.2	that any of the Warranties would be materially untrue, inaccurate or misleading if it were to be repeated at any time before Completion by reference to the facts and circumstances then subsisting.

4.5	Each Warranty shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or any other provision in this Agreement.

4.6	Where any statement in the Warranties is qualified by the expression “so far as the Company is aware” or any similar expression, the Company shall be deemed to have knowledge of:

4.6.1	anything of which any of the Directors or officers of the Company has knowledge or is deemed by clause 4.6.2 or 4.6.3 to have knowledge;

4.6.2	anything of which a Director or officer of the Company ought reasonably to have knowledge given his particular position in and responsibility to the Group; and

4.6.3	anything of which it would have had knowledge had it made enquiry immediately before giving the Warranties.

4.7	The Company agrees with the Investors:

4.7.1	to waive any right or claim which it may have against any of its officers, employees, agents or advisers for any error, omission or misrepresentation of any such information or opinion (provided that nothing in this clause shall exclude any liability of any person for fraudulent misrepresentation); and

4.7.2	that any such right or claim shall not constitute a defence to any claim by the Investors under or in relation to this Agreement (including the Warranties).

LIMITATIONS

Time Limits

4.8	The Company shall not be liable for any claim under the Warranties (other than clauses 3, 10 and 11 of the Warranties) unless the Investors who are bringing such claim give written notice thereof to the Company before the expiry of six months following the Completion Date (containing such details of the claim under the Warranties, including its anticipated value, as the relevant Investors have available to them within 60 days after becoming aware of the claim under the Warranties).

Maximum Liability

4.9	For all claims under the Warranties or other claims under this Agreement, the aggregate amount of the liability of the Company shall not exceed the Aggregate Subscription Amount and the liability of the Company to each Investor shall not exceed the Subscription Amount actually paid by such Investor.

5.	INVESTOR WARRANTIES

5.1	Each Investor severally and not jointly and severally, represents and warrants that:

5.1.1	The Company has afforded each Investor and each Investor’s attorneys, accountants, investment advisors and other representatives (the “Investor Representatives”) full, complete and unrestricted access to all financial reports and information of the Company requested by the Investors or the Investor Representatives. The Investors are familiar with the business and operations of the Company and have had the opportunity to obtain the advice of the Investor Representatives with respect to all aspects of this Agreement. The Investors are entering into this Agreement and purchasing the New Shares from the Company of their own free will and the Aggregate Subscription Amount and terms of payment are fair, equitable and desired by the Investors.

5.1.2	If an Investor is in the United States or is a resident of the United States, such Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act. Each Investor understands and acknowledges that: (i) the New Shares are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from registration provisions of the Securities Act, and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the representations, warranties and covenants of such Investor set forth in this clause 5, and such Investor hereby consents to such reliance.

5.1.3	If an Investor is not in the United States, then such Investor represents that (i) it is not a “U.S. Person” (as defined in Regulation S under the Securities Act); (ii) the Investor has not been subject to any “directed selling efforts” (within the meaning of Regulation S under the Securities Act) by or on behalf of the Company, its affiliates or any person controlled by its or their affiliates; and (iii) at the time the buy order for the New Shares was placed, the Investor was outside of the United States.

5.1.4	Each Investor understands that the New Shares have not been registered under the Securities Act, the securities laws of any state of the USA or the securities laws of any other jurisdiction, nor is such registration contemplated, and such Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit offers to buy, purchase, or otherwise acquire or take a pledge of) any of the New Shares, except in compliance with the Securities Act and other applicable securities laws and the respective rules and regulations promulgated thereunder.

5.1.5	If an Investor is a resident of an International Jurisdiction, then such Investor on its own behalf and, if applicable, on behalf of others for whom it is hereby acting, confirms that:

(i)	such Investor is knowledgeable of, or has been independently advised as to, the International Securities Laws which would apply to this Subscription, if any;

(ii)	such Investor is purchasing the New Shares pursuant to an applicable exemption from any prospectus, registration or similar requirements under the International Securities Laws of that International Jurisdiction, or, if such is not applicable, such Investor is permitted to purchase the New Shares under the International Securities Laws of the International Jurisdiction without the need to rely on exemptions;

(iii)	the Subscription by such Investor does not contravene any of the International Securities Laws applicable to the Investor and the Company and does not give rise to any obligation of the Company to prepare and file a prospectus or similar document or to register the New Shares or to be registered with any governmental or regulatory authority; and

(iv)	the International Securities Laws do not require the Company to make any filings or seek any approvals of any kind whatsoever from any regulatory authority of any kind whatsoever in the International Jurisdiction.

5.1.6	Each Investor acknowledges that (i) transfers of the New Shares are restricted by the provisions of the Certificate of Incorporation and (ii) that legends stating that the New Shares have not been registered under the Securities Act or other applicable securities laws and setting out or referring to the restrictions on the transferability and resale of the New Shares will be placed on all documents evidencing the New Shares, and accordingly, it may not be possible for an Investor to readily, if at all, liquidate its investment in the Company in the case of an emergency or otherwise.

5.1.7	Each Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the New Shares, is able to bear the risks of an investment in the Company and understands the risks of, and other considerations relating to, a purchase of New Shares.

5.1.8	Each Investor undertakes to the Company that it will immediately notify the Company upon its becoming aware at any time up to Completion:

(i)	that in relation to that Investor, any of the Investor Warranties was materially untrue, inaccurate or misleading at the date of this Agreement; or

(ii)	that in relation to that Investor, any of the Investor Warranties would be materially untrue, inaccurate or misleading if it were to be repeated at any time before Completion.

5.1.9	Each Investor is acquiring the New Shares to be acquired hereunder for such Investor’s own account for investment purposes only and not with a view to or for the sale in connection with any distribution of all or any part of such New Shares. Each Investor has become aware of the Company and the opportunity to subscribe for New Shares directly from the Company or its affiliates or agents, and not by means of any general solicitation or general advertising (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine, website or similar media or broadcast over television or radio, and any seminars or meetings whose attendees have been invited by any general solicitation or advertising).

5.1.10	If an Investor is not a natural person, (i) such Investor has the power and authority to enter into this Agreement and each other document required to be executed and delivered by such Investor in connection with this Subscription for New Shares, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby and (ii) the person signing this Agreement on behalf of such Investor has been duly authorized to execute and deliver this Agreement and each other document required to be executed and delivered by such Investor in connection with this Subscription for New Shares. If an Investor is a natural person, such Investor has all requisite legal capacity to acquire and hold the New Shares and to execute, deliver and comply with the terms of each of the documents required to be executed and delivered by such Investor in connection with this Subscription for New Shares. The execution and delivery by such Investor of, and compliance by such Investor with, this Agreement and each other document required to be executed and delivered by such Investor in connection with this Subscription for New Shares do not violate, represent a breach of, or constitute a default under, any instruments governing such Investor, any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to such Investor or such Investor’s business or properties, or any agreement to which such Investor is a party or by which such Investor is bound. This Agreement has been duly executed by each Investor and when executed by the Company will constitute a valid and legally binding agreement of each Investor, enforceable against it in accordance with its terms.

6.	PARTICIPATION BY SHAREHOLDERS

In the event that, during the period starting on the date the Company mails the Circular to the Shareholders and ending on the date the Resolutions are approved by the Shareholders, any holder of Common Shares provides notice to the Company that it wishes to participate in the Subscription (each a “Participating Shareholder”), the Company may elect to sell a portion of the New Shares to any Participating Shareholder and, to give effect to that participation, the number of Purchased Shares to which Intrexon is entitled shall be reduced to permit the participation of each Participating Shareholder; provided, however, that Intrexon’s Purchased Shares shall not be reduced below 14,874,142 Shares.

7.	ASSIGNMENT

If at any time any Investor (or any person holding the legal title to the Common Shares as nominee, custodian or trustee or otherwise on behalf of such Investor) transfers any of its

Common Shares, its rights and/or benefits arising from, or in connection with, this Agreement (including the benefit of the Warranties) shall be assignable in whole or in proportionate part to the transferee of such Common Shares or any interest therein.

8.	APPLICABLE LAW AND JURISDICTION

8.1	This Agreement and the rights and obligations of the parties including all non-contractual obligations arising under or in connection with this Agreement shall be governed by and construed in accordance with the laws of Delaware.

8.2	The parties irrevocably submit to the non-exclusive jurisdiction of the courts of Massachusetts in respect of any claim, dispute or difference arising out of or in connection with this Agreement and/or any non-contractual obligation arising in connection with this Agreement, provided that nothing contained in this clause shall be taken to have limited the right of the Investors to proceed in the courts of any other competent jurisdiction.

9.	GENERAL

Entire agreement

9.1	This Agreement (together with any documents referred to herein or entered into pursuant to this Agreement including, in the case of Intrexon, the Exclusive Channel Collaboration Agreement between the Company and Intrexon dated as of even date herewith) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document. Each of the parties acknowledges that it is entering into this Agreement without reliance on any undertaking or representation given by or on behalf of the other party, other than as expressly contained in this Agreement, provided that nothing in this clause shall exclude any liability of either party for fraudulent misrepresentation.

9.2	This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties.

Variations and waivers

9.3	No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of all the parties and expressed to be such a variation.

9.4	No failure or delay by the Investors or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

9.5	No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

Effect of Completion

9.6	The provisions of this Agreement, insofar as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

Counterparts

9.7	This Agreement may be executed as two or more counterparts and execution by any of the parties of any one of such counterparts will constitute due execution of this Agreement.

Further assurance

9.8	Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

Other remedies

9.9	Any remedy or right conferred upon the Investors for breach of this Agreement shall be in addition, and without prejudice, to all other rights and remedies available to them.

Third party rights

9.10	Where, in connection with this Agreement (or any other agreement or arrangement to be entered into by the Investors in accordance with this Agreement), the Company undertakes any obligation in respect of any person (other than, or in addition to, the Investors), the Company unconditionally and irrevocably acknowledges and agrees that each Investor is entering into this Agreement (or any such other agreement or arrangement) and accepting the benefits of such obligations not only for itself but also as agent and trustee for such other person.

9.11	No provision of this Agreement is intended to benefit or be enforceable by any third party pursuant to the Contracts (Rights of Third Parties) Act 1999, but this shall not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999. Notwithstanding any benefits or rights conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Act 1999, the parties to this Agreement may vary, terminate or rescind this Agreement without obtaining the consent of any such third party.

10.	NOTICES

Form of Notice

10.1	Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause) shall be in writing and signed by or on behalf of the person giving it.

Method of service

10.2	Service of a Notice must be effected by one of the following methods;

10.2.1	by hand to the relevant address set out in clause 10.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time;

10.2.2	by prepaid international airmail to the relevant address set out in clause 10.4 and shall be deemed served at the start of the fourth Business Day after the date of posting; or

10.2.3	by facsimile transmission to the relevant facsimile number set out in clause 9.4 and shall be deemed served on despatch if despatched during a Business Day, or at the start of the next Business Day if despatched at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also despatched to the recipient using a method described in clause 10.2.1 or clause 10.2.2 no later than the end of the next Business Day.

10.3	In clause 10.2 “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

Address for service

10.4	Notices shall be addressed as follows:

10.4.1	Notices for the Company shall be marked for the attention of:

Name:	the Company Secretary

Address:	Two Clock Tower Place, Suite 395, Maynard, MA 01754 USA

Fax number:	+1 978-897-3217

10.4.2	Notices for the Investors shall be marked for the attention of the persons listed on Exhibit A hereto.

Change of details

10.5	A party may change its address for service provided that it gives all other parties not less than 14 days’ prior notice in accordance with this clause 10. Until the end of such notice period, service on either address shall remain effective.

THIS AGREEMENT has been duly executed and delivered as a deed on the date stated above.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

AQUABOUNTY TECHNOLOGIES, INC.

By:	/s/ David Frank
Name:	David Frank
Title:	Chief Financial Officer and Secretary

INTREXON CORPORATION

By:	/s/ Thomas R. Kasser
Name:	Thomas R. Kasser
Title:	Senior Vice President

[Signature Page to AquaBounty Subscription Agreement]

SCHEDULE 1

Warranties

1.	Circular

Statements of fact contained in the Circular are true and accurate in all material respects and not misleading in any material respect and there are no facts, matters or circumstances known, or which could after due and proper consideration and enquiry have been known, to the Company or any of the Directors which are not disclosed in the Circular, the omission of which would, or might reasonably be expected to, materially affect the ability of the Company’s Shareholders to properly consider the matters contained therein.

2.	Liabilities

2.1	Save as Publicly Announced or disclosed in the Circular, the Company has no outstanding borrowings of any nature or amount (including, without limitation, any overdraft facilities; loans; invoice discounting factoring or other financial facilities).

3.	Compliance with Laws

3.1	Subject to the passing of the Resolutions, the execution of this Agreement by the Company and the creation and issue of the New Shares will comply in all respects with the FSMA, the rules and regulations of the FSA and the London Stock Exchange, the Prospectus Rules, the AIM Rules, the General Corporation Law of the State of Delaware, the federal securities laws of the USA, and all applicable state and federal laws and regulations of the USA (collectively, the “US Laws”), and all other relevant laws and regulations of the United Kingdom and elsewhere and will comply with and will not infringe or exceed any limits, powers or restrictions or the terms of any agreement, obligation or commitment to which the Company or any Group Company is a party or by which the Company or any Group Company is bound.

3.2	Each Group Company and its officers, agents and employees (past and present) in the course of their respective duties have complied in all material respects with all applicable laws and regulations of the United Kingdom, the European Community and any foreign jurisdiction in which the business of such Group Company is carried on, including, without limitation, the US Laws.

4.	Position Since the Accounts Date

4.1	Save as Publicly Announced or disclosed in the Circular, since June 30, 2012:

4.1.1	the business of the Group has been carried on in the ordinary and usual course;

4.1.2	there has been no significant adverse change in the financial or trading position of the Group taken as a whole;

4.1.3	no member of the Group has acquired or disposed of or agreed to acquire or dispose of any of its assets or businesses other than in the ordinary course of trading; and

4.1.4	no member of the Group has paid or made any payment or transfer to shareholders of any dividend, bonus, loan or distribution.

5.	Licences and Consents

5.1	Save as Publicly Announced or disclosed in the Circular, the Group has all material licences, consents, approvals, permissions, permits, certificates, qualifications, registrations and other authorisations (public and private) necessary for the proper and efficient operation of its current businesses in the places and in the manner in which the business is now carried on (together the “Authorities”).

5.2	Save as Publicly Announced or disclosed in the Circular, all of the Authorities are in full force and effect and are not limited in duration or subject to any unusual or onerous conditions, and have been complied with in all material respects.

5.3	Save as Publicly Announced or disclosed in the Circular, so far as the Company is aware, there are no circumstances which indicate that any of the Authorities will be revoked or not renewed, in whole or in part, whether as a result of the transactions contemplated by this Agreement or otherwise.

6.	Intellectual Property

6.1	The Company owns or possesses sufficient legal rights to all Intellectual Property Rights necessary for its business as now conducted, without any known infringement of the rights of others. The Company is not aware of any allegations that the Company is presently violating any of the Intellectual Property Rights of any other Person.

7.	Options and Warrants

7.1	Save as Publicly Announced or disclosed in the Circular, there are no options, warrants or other agreements or arrangements in force which call for the issue to any person, or accord to any person the right to call for the issue of any shares in the capital of the Group or any other securities of any member of the Group.

8.	Assets

8.1	All the material assets necessary for the operation of the business of the Group, as currently carried on, are legally and beneficially owned or leased by the Company or the applicable member of the Group.

8.2	The Group’s fixed asset register provided to the Investors sets out a complete and accurate record of the plant, machinery, vehicles and equipment owned or used by it.

9.	Litigation

No member of the Group nor any Director nor any other person for whom the Company or any member of the Group is or may be vicariously liable is engaged in any material legal or arbitration proceedings or is the subject of any disciplinary proceedings or enquiries by any governmental or regulatory bodies which individually or collectively may have, or have had during the 12 months preceding the date of this Agreement, a material effect on the financial position of the Group and, so far as the Company is aware, no such legal or arbitration proceedings are threatened or pending nor are there any circumstances of which the Company is aware which may give rise to any such legal or arbitration proceedings being threatened or commenced.

10.	Capitalization and Issuance

10.1	As of the date of this Agreement, the authorized capital of the Company consists of 200,000,000 shares of Common Stock, par value of $0.001 per share, and 40,000,000 shares of Preferred Stock, par value $0.01 per share, of which 102,255,688 shares of Common Stock are issued and outstanding.

10.2	The New Shares (i) are duly authorized, (ii) when issued and sold to Investors will be validly issued, (iii) after receipt of all consideration due therefore, will be fully paid and nonassessable with no personal liability attaching to the ownership thereof and (iv) will be free and clear of any and all liens, charges, restrictions, claims and encumbrances, except as set forth in this Agreement or the Certificate of Incorporation.

10.3	Based in part on, and in reliance upon the accuracy of, the representations and warranties of Investors set forth in clause 5 of this Agreement, the offer, sale and issuance of the New Shares in conformity with the terms of this Agreement are exempt from the registration requirements of the Securities Act and are exempt from the qualification or registration requirements of applicable U.S. state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the New Shares to any Person or Persons so as to bring the sale of such New Shares by the Company within the registration provisions of the Securities Act or any U.S. state securities laws.

11.	Authorization

11.1	This Agreement has been duly executed by the Company and when executed by an Investor will constitute a valid and legally binding agreement of the Company, enforceable against it by such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent that the enforceability of the indemnification provisions may be limited by applicable laws.

11.2	Except for the conditions listed in clause 2.1 of this Agreement, all corporate action on the part of the Company and its officers and Directors necessary for (i) the authorization, execution, delivery and performance of all obligations of the Company under each of this Agreement and the Certificate of Incorporation has been taken and (ii) the issuance and sale by the Company of the New Shares hereunder has been taken.

EXHIBIT A

Investor	Shares	Subscription Amount
Intrexon Corporation 20358 Seneca Meadows Parkway Germantown, MD 20876	22,883,295	$6,000,000

Total:	22,883,295	$6,000,000